UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2016

STELLAR BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-54598	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

332 E. Scott Street

Port Hueneme, California 93041

(Address of principal executive offices) (Zip Code)

(805) 488-2800

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Paul Chun to the Board of Directors

On December 8, 2016, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Stellar Biotechnologies, Inc. (the “Company”), the Board unanimously appointed Mr. Paul Chun as a director of the Company for a term that commences immediately and expires at the Company’s 2017 Annual Meeting of Shareholders, or until his earlier resignation or removal. Mr. Chun was appointed to fill a vacancy on the Board resulting from the December 1, 2016 resignation from the Board by Dr. Gregory T. Baxter, who assumed the role of the Company’s Executive Vice President of Corporate Development on such date. Mr. Chun was also appointed to serve as a member of the Audit Committee of the Board.

There is no arrangement or understanding between Mr. Chun and any other person pursuant to which Mr. Chun was selected as a director, and there are no related party transactions involving Mr. Chun that are reportable under Item 404(a) of Regulation S-K. There are no material plans, contracts or arrangements to which Mr. Chun is a party or in which he participates, nor has there been any material amendment to any plan, contract or arrangement by virtue of Mr. Chun’s appointment.

The following is certain biographical information regarding Mr. Chun:

Paul Chun is a Managing Partner of Eldred Advisors LLC, a life sciences advisory firm he founded in May 2016. From November 2015 to April 2016, he served as Director of Strategy and Corporate Development at Kiromic, LLC. From May 2011 to October 2015, Mr. Chun served as a life sciences principal with Westwicke Partners, LLC, a capital markets advisory firm. During his tenure at Westwicke, he supported the capital markets and investor engagement objectives of private and public biopharma companies, including the support of multiple initial public offerings and other strategic transactions. Prior to Westwicke, he held various roles in investment research and corporate finance, including at Amgen, Inc.,Tavistock Life Sciences, and Goldman, Sachs & Co. He received his bachelors in biological sciences from Columbia University. Mr. Chun has broad experience in therapeutics development and commercialization, valuation, corporate development and finance.

Among other experience, qualifications, attributes and skills, Mr. Chun’s broad experience in therapeutics development and commercialization, valuation, corporate development and finance led to the conclusion of our Nominating Committee and our full Board that he is qualified to serve as a director of the Company.

Appointment of Charles V. Olson, D.Sc. to the Board of Directors

On December 8, 2016, upon the recommendation of the Nominating Committee, and in accordance with the Articles of the Company, the Board voted to increase the size of the Board by one seat and appointed Charles V. Olson, D.Sc. to the Board to fill a vacancy on the Board resulting from such increase in the size of the Board. Dr. Olson will serve for a term that commences immediately and expires at the 2017 Annual Meeting of Shareholders, or until his earlier resignation or removal.

There is no arrangement or understanding between Dr. Olson and any other person pursuant to which Dr. Olson was selected as a director, and there are no related party transactions involving Dr. Olson that are reportable under Item 404(a) of Regulation S-K. There are no material plans, contracts or arrangements to which Dr. Olson is a party or in which he participates nor has there been any material amendment to any plan, contract or arrangement by virtue of Dr. Olson’s appointment.

The following is certain biographical information regarding Dr. Olson:

Charles V. Olson, D.Sc. currently serves as Chief Technology Officer at Anthera Pharmaceuticals Inc. (“Anthera”). Dr. Olson has served with Anthera in various roles since April 2010. He has also been a Principal Biotechnology Consultant for Compass Biotechnology LLC since 2006. Dr. Olson previously held senior and executive management positions at NGM Bioharmaceuticals Inc, Coherus BioSciences Inc, Nexbio Inc., Cell Genesys, Inc., Biomarin Pharmaceuticals, Inc, and Onyx Pharmaceuticals, Inc. After graduate school, Dr. Olson was a Research Scientist at Kaiser Hospitals, followed by Scientist and Senior Scientist positions at Genentech and Bayer, respectively. He holds a B.A. in biology and chemistry from Westmont College, an M.A. in chemistry from the University of California at Santa Barbara and a D.Sc. in biochemistry. Dr. Olson has served as a member of the Company’s scientific advisory board since June 2014.

Among other experience, qualifications, attributes and skills, Dr. Olson’s extensive scientific, manufacturing operations, process development and senior management experience in the biopharmaceutical industry led to the conclusion of our Nominating Committee and our full Board that he is qualified to serve as a director of the Company.

Item 8.01.	Other Events.

On December 9, 2016, the Company issued a press release announcing the appointments of Mr. Chun and Dr. Olson. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Stellar Biotechnologies, Inc. dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellar Biotechnologies, Inc.

Date: December 9, 2016	By:	/s/ Kathi Niffenegger
	Name:	Kathi Niffenegger
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Stellar Biotechnologies, Inc. dated December 9, 2016.